EXHIBIT 99.4

                        3D SYSTEMS ANNOUNCES NEW DIRECTOR

VALENCIA, Calif.--(BUSINESS WIRE)--Oct. 29, 1999--3D Systems Corp. (Nasdaq:TDSC
- NEWS) Friday announced that Kevin Moore, senior vice president and director of The Clark Estates Inc., has been elected to the company's board of directors.

The company also announced the resignations of directors Arthur Sims, former chairman and chief executive officer of 3D Systems, Donald Bates and Ian White-Thomson.

Moore, 44, is responsible for all financial activities of The Clark Estates and its various affiliated investments and interests. The Clark Estates is a major shareholder of 3D Systems common stock.

"We are pleased to announce the appointment of Kevin Moore to our board, and would also like to thank Art Sims, Don Bates and Ian White-Thomson for their past contributions," stated Brian Service, president and chief executive officer of 3D Systems.

Prior to his current position, Moore was president, chief executive officer and director of Jet Capital Corp., an airline holding company.

Moore holds a bachelor's degree from Dartmouth College, and a master's degree in business administration from Stanford University.

About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop and manufacture products.

The company also licenses 3D Keltool(R), a commercially proven moldmaking solution that produces prototype, bridge and production tooling inserts.

Based in Valencia, 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, phone 888/337-9786 ext. 719 or visit the company's Web site at WWW.3DSYSTEMS.COM.

Note to Editors: 3D Systems and SLA are trademarks, and Keltool and the 3D logo are registered trademarks of 3D Systems.


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Contact:

     3D Systems Corp., Valencia
     Mary Woods, 661/295-5600 ext. 2508
     WOODSM@3DSYSTEMS.COM
     --------------------
     Brian Service, 661/295-5600 ext. 2216
     SERVICEB@3DSYSTEMS.COM